Exhibit 19.1
NextDecade Corporation
Amended and Restated Insider Trading Policy

I.    INTRODUCTION

A.    Purpose

The purpose of this Insider Trading (this “Policy”) is to ensure compliance by NextDecade Corporation (the “Company”) with U.S. federal and state securities laws, as well as similar laws in other countries where the Company does business, and to preserve the reputation and integrity of the Company.
B.    What Is Insider Trading?

Insider trading is illegal and prohibited. Insider trading occurs when a person who is aware of material non-public information about a company buys or sells that company’s securities or provides material non-public information to another person who may trade on the basis of that information.
C.    What Securities are Subject to this Policy?

This Policy applies to purchases or sales of the Company’s securities (e.g., common stock, as well as warrants, options, puts, calls or other derivatives, whether or not issued by the Company) or any other type of securities that the Company may issue, such as preferred stock, debt, convertible debentures and warrants (collectively, “Company Securities”). This Policy also prohibits trading in the securities of another company if you become aware of material non-public information about that company in the course of your position with the Company.
D.    Who is Subject to this Policy?

•Company Personnel. This Policy applies globally to all directors, officers and employees of the Company and to those acting on behalf of the Company, such as auditors, agents, contractors and consultants (collectively, “Company Personnel”).

•Family Members. This Policy also applies to anyone who lives in your household (whether or not family members) and any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in- law, and includes adoptive relationships (collectively referred to as “Family Members”). You are responsible for the transactions of Family Members and therefore should make them aware of the need to confer with you before they trade in Company Securities.

•Controlled Entities. This Policy also applies to any entities or accounts that are under the influence or control or are a beneficiary of, including corporations, partnerships or trusts, of Company Personnel or their Family Members (collectively, “Controlled Entities”), and transactions by such Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the account of the Company Personnel or Family Member.

E.    Questions

Questions about this Policy or any proposed transaction should be directed to the Legal Department.

F.    Individual Responsibility

You are responsible for making sure that you comply with this Policy and any other policy applicable to you with respect to Company Securities. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual. Any action on the part of the Company, the Legal Department or Company Personnel pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violation.”
II.    INSIDER TRADING

A.    Policy Prohibiting Insider Trading

•No Trading on Material Non-Public Information. If you are aware of material non-public information about the Company, you may not, directly or indirectly, buy or sell Company Securities.

•No Tipping. If you are aware of material non-public information about the Company, you may not communicate or pass (“tip”) that information on to others outside the Company, including Family Members and friends. The federal securities laws impose liability on any person who “tips” (the “tipper”), or communicates material non-public information to another person or entity (the “tippee”), who then trades on the basis of the information. Penalties may apply regardless of whether the tipper derives any benefits from the tippee’s trading activities.
Company Personnel who, in the course of working for the Company, learn of material non-public information about a company with which the Company does business, including a customer or supplier of the Company, may not trade in, take advantage of, or pass information about that company’s securities until the information becomes public or is no longer material.
B.    What is Material Information?

You should consider material information as any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and you should carefully consider how a transaction may be construed by enforcement authorities who will have the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•A proposed acquisition, sale, joint venture, merger or tender offer;
•Large contracts, renewals and terminations;
•Positions taken by regulatory authorities in relation to approvals or denials of permits or similar authorizations relating to the Company’s business;
•Notice of pending regulatory approvals;

•Projected future earnings or losses;
•Changes to earnings guidance or projections, if any;
•A significant expansion or cutback of operations;
•Significant changes to vendor or supplier pricing;
•Extraordinary management or business developments;
•Changes in executive management;
•Major lawsuits or legal settlements;
•Extraordinary customer quality claims;
•The commencement or results of regulatory proceedings;
•The gain or loss of a major customer or supplier;
•Company restructuring;
•Borrowing activities, including contemplated financings and refinancings (other than in the ordinary course);
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•The establishment, actual purchases, or the anticipated timing of purchases of a repurchase program for Company Securities;
•A change in pricing or cost structure;
•Major marketing changes;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Commercialization of a significant new product, process, or service;
•The imposition of a ban on trading in Company Securities or the securities of another company; or
•Impending bankruptcy or the existence of severe liquidity problems.
C.    When Information Is “Public”?

Information that has not been disclosed to the public is generally considered to be non-public information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Filings with the U.S. Securities and Exchange Commission (“SEC”) and press releases are generally regarded as public information. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers, and institutional investors.
Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after one trading day has elapsed since the day on which the information is released. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.

If you have any question as to whether information or material is publicly available, please err on the side of caution and direct an inquiry to the Legal Department.

III.    CERTAIN RESTRICTIONS

A.    Blackout Periods

Unless pursuant to a properly established Rule 10b5-1 Plan (as defined below), in order to prevent inadvertent violations of the securities laws and to avoid even the appearance of trading on the basis of material non-public information, you may not conduct transactions (for their own or related accounts) involving the purchase or sale of Company Securities during the following periods (the “Blackout Periods”):
•After the close of business on the last day of the fiscal quarter (i.e., March 30, June 30, September 30, December 31) and ending after the second full business day after the date of public disclosure of the financial results for such fiscal quarter or year. If public disclosure occurs on a trading day before the markets close, then such date of disclosure shall not be considered the first trading day with respect to such public disclosure; or

•Any other period designated in writing by the General Counsel.

If you are made aware of the existence of an event-specific Blackout Period, you should not disclose the existence of such Blackout Period to any other person. The safest period for trading in Company Securities, assuming the absence of material non-public information, generally is the first ten trading days following the end of the Blackout Period. Company Personnel will, as any quarter progresses, be increasingly likely to be aware of material non-public information about the expected financial results for the quarter. Any waivers to trading restrictions during the Blackout Periods must be approved by the General Counsel.
B.    Pre-Clearance for Certain Company Personnel

The following persons are subject to pre-clearance requirements:

•All directors of the Company;
•All employees of the Company holding a position with the title of Vice President or above; and
•Other Company Personnel as may be designated as Pre-Clearance Persons (as defined below) from time to time by the General Counsel, in consultation with the heads of the various departments of the Company (such other Company Personnel designated as Pre-Clearance Persons to be notified of such designation)

These persons are collectively referred to as “Pre-Clearance Persons.”

Pre-Clearance Persons must clear purchases or sales in Company Securities with the General Counsel (or his/her designee) before the trade may occur.

Requests for pre-clearance must be made in writing / sent to corporatesecretary@next-decade.com at least one (1) full business day before the date of the proposed transaction. The request for pre- clearance must state the dates on which the proposed transactions are expected to occur and identify the broker-dealer or any other investment professional responsible for executing the trade. The General Counsel (or his/her designee) will inform the requesting Pre-Clearance Person of a decision with respect to the request as soon as possible after considering all the circumstances relevant to his/her determination. The General Counsel (or his/her designee) is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If the General Counsel (or his/her designee) has not responded to a request for pre-clearance, Pre-Clearance Persons shall not trade in the Company’s Securities. If approved, the transaction must occur with two (2) business days after receipt of approval (so long as the transaction is not during a Blackout Period). If permission is denied, Pre-Clearance Persons shall refrain from initiating any transaction in Company Securities and shall not inform any other person of the restriction. Pre-clearance requests will not be granted during a Blackout Period.
Pre-Clearance Persons must also clear gifts and other transfers of Company Securities with the General Counsel before the gift or other transfer is made.

Even if (i) approval to trade pursuant to the pre-clearance process is obtained in writing, (ii) you are not a Pre-Clearance Person, or (iii) pre-clearance is not required for a particular transaction, you may not trade in the Company Securities if you are aware of material, non-public information about the Company. This Policy does not require pre-clearance of transactions in any other company's securities unless otherwise indicated in writing by the General Counsel.

C.    Prohibited and Special Transactions

In addition to the other restrictions and prohibitions contained in this Policy, you may not:

Short-Term Trading: Sell any Company Securities of the same class during the six months following the purchase (or vice versa). Share purchased through the Company’s equity plans and transactions with the Company are not subject to this restriction.

Short Sales: Engage in short sales (selling securities that you do not own, with the intention of buying the securities at a lower price in the future) of Company Securities. In addition,
Section 16(c) of the Exchange Act prohibits directors and officers from engaging in short sales.

Publicly Traded Options: Engage in puts, calls, or other derivative securities, on an exchange or in any other organized market.
Pledging: Pledge, hypothecate, or otherwise encumber shares of Company Securities as collateral for indebtedness. In the case of Company Personnel and Family Members, this includes but is not limited to holding such shares in a margin account or any other account that could cause Company Securities to be subject to a margin call or otherwise be available as collateral for a margin loan.
Hedging: Purchase a financial instrument or enter into any transaction that is designed to hedge, establish downside price protection or otherwise offset declines in the market value of Company Securities, including puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds (excluding broad-based index funds) and other financial instruments that are designed to or have the effect of hedging or offsetting any decrease in the market value of Company Securities.
Standing and Limit Orders: Place standing or limit orders on Company Securities outside of a properly established Rule 10b5-1 Plan.
D.    Transactions under Company Plans

This Policy does not apply to the following, except as specifically noted:

Stock Option Exercises: Exercise of an employee stock option acquired pursuant to the Company’s equity compensation plans, as applicable, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy’s trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option through a broker, as this entails selling a portion of the underlying stock to cover the cost of exercise.

Equity Awards: Vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which a person elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. Additionally, this Policy does not apply to tax withholding transactions conducted under a "sell-to-cover" policy or procedure adopted by the Company to enable Company personnel to sell Company Securities automatically and without discretion to cover such withholding obligations in connection with equity award vesting events. The Policy does apply, however, to any other market sale of Company Securities.

Other Similar Transactions: Any other similar purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.
E.    10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions, including blackout and pre-clearance requirements. To comply with this Policy, a Rule 10b5-1 Plan must be approved by the General Counsel and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material, non-public information and not during a blackout period. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party. Any Rule 10b5-1 Plan must be submitted for approval two weeks prior to the entry into the Rule 10b5-1 Plan.
F.    Post-Termination Transactions

The Policy continues to apply to transactions in Company Securities even after your service with the Company has ended (other than the pre-clearance and trading prohibitions during a Blackout Period, which will cease to apply upon the expiration of any Blackout Period pending at the time of the termination of service). If you are aware of material non-public information when your employment terminates, you may not purchase or sell Company Securities until that information has become public or is no longer material.
IV.    CONSEQUENCES OF VIOLATION

Insider trading is a serious crime. There are no limits on the size of a transaction that will trigger insider trading liability. Insider trading violations are pursued vigorously by the SEC and can be detected using advanced technologies. In the past, relatively small trades have resulted in investigations by the SEC or the Department of Justice and lawsuits.
Individuals found liable for insider trading (and tipping) face penalties of up three (3) times the profit gained or loss avoided, a criminal fine of up to $5 million and up to twenty (20) years in jail. In addition to the potential criminal and civil liabilities, in certain circumstances the Company may be able to recover all profits made by an insider who traded illegally plus collect other damages.
Furthermore, the Company (and its executive officers and directors) could face penalties the greater of $1 million or three (3) times the profit gained or loss avoided as a result of an employee’s violation and/or criminal penalty of up to $25 million.

Without regard to civil or criminal penalties that may be imposed by others, willful violation of this Policy and its procedures may constitute grounds for dismissal from the Company. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one’s reputation and irreparably damage a career.

Adopted by the Board of Directors on February 25, 2026.